NOTICE AND

MANAGEMENT PROXY CIRCULAR

FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

OF

RUSSEL METALS INC.

To be held at the
The Toronto Board of Trade,
1 First Canadian Place, 3rd Floor
Toronto, Ontario

on

Wednesday, April 27, 2005
At 4:30 pm (Toronto Time)

THIS BOOKLET CONTAINS IMPORTANT INFORMATION FOR SHAREHOLDERS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Date: Wednesday, April 27, 2005

Time: 4:30 p.m. (Eastern Time)

Place: The Toronto Board of Trade, 1 First Canadian Place, 3rd Floor, Toronto, Ontario

     BUSINESS OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS:

1.	To receive and consider the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2004 together with the report of the auditors thereon;

2.	To elect Directors;

3.	To appoint auditors and to authorize the Directors to fix their remuneration;

4.	To consider and if thought advisable, to approve, with or without variation, an ordinary resolution approving an amendment to the Company’s Share Option Plan to permit the grant of options under such Plan, provided that the aggregate number of Common Shares reserved for issuance under the Plan at any time shall not exceed 5% of the outstanding Common Shares of the Company (on an undiluted basis), as described in the accompanying Management Proxy Circular; and

5.	To transact such further or other business as may properly come before the meeting or any postponement or adjournment thereof.

IMPORTANT INFORMATION:

If you are unable to be present personally at the meeting, please complete the enclosed form of proxy and return it in the postage prepaid envelope provided. Proxies to be used at the meeting must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the meeting or any postponement or adjournment thereof.

By Order of the Board,

/s/ William M. O’Reilly

WILLIAM M. O’REILLY,
Secretary
Mississauga, Ontario
March 1, 2005

RUSSEL METALS INC.

MANAGEMENT PROXY CIRCULAR

Information as at March 1, 2005, unless otherwise indicated

     This Management Proxy Circular is furnished in connection with the solicitation of proxies by the Management of Russel Metals Inc. (the “Company”) for use at the annual and special meeting (the “Meeting”) of shareholders of the Company, to be held on Wednesday, April 27, 2005, or at any postponement or adjournment thereof. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by officers, employees and agents of the Company. The cost of the solicitation of proxies will be borne by the Company.

VOTING INFORMATION

How do I Vote?

     Registered Shareholders

     Each registered shareholder is entitled to one vote for each common share registered in his or her name as of the close of business on the record date. The record date has been set at March 21, 2005. If you purchased Common Shares of the Company from a registered shareholder after the record date, you may vote those shares at the Meeting by requesting CIBC Mellon Trust Company to include your name on the list of shareholders eligible to vote at the Meeting. In that case, you will have to provide properly endorsed share certificates or other documentation that establishes your ownership. This request must be made at least ten days before the Meeting. If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the meeting or by proxy (explained below).

     Non-Registered Beneficial Shareholders

     If your shares are held in an account with a trust company, securities broker or other financial institution (an “Intermediary”), you are considered to be a non-registered beneficial shareholder. The Intermediary is the legal entity entitled to vote your shares for you, in the manner that you direct them. Non-registered beneficial shareholders should not complete the blue form of proxy being circulated by Management. Instead, you should follow the instructions that your Intermediary delivered to you with this Circular. This form will provide the necessary instructions to your Intermediary as to how you would like to vote your Common Shares at the Meeting. If you plan on attending the Meeting in person, you will not be entitled to vote in person unless the proper documentation is completed. You should contact your Intermediary well in advance of the Meeting and follow its instructions if you want to vote in person.

Voting By Proxy

     The Chairman and the President and Chief Executive Officer of the Company are the persons designated in the enclosed form of proxy who will represent Management at the Meeting. You have the right, as a shareholder, to appoint a different person to attend and to act for you on your behalf at the Meeting. You may exercise this right by inserting in the space provided in the form of proxy the name of the other person you would like to appoint as nominee. Your proxy, in order to be used at the Meeting, must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the Meeting or any postponement or adjournment thereof.

     If there is a ballot called for at the Meeting, the shares represented by proxies in favour of the persons named by Management on the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions specified by shareholders in the forms of proxy.

     If you have not specified in the form of proxy how to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy form does not specify how to vote on a particular matter and if you have authorized the Company’s Chairman or the President and Chief Executive Officer to act as your proxyholder, your Common Shares will be voted in favour of the particular matter.

What if there are amendments or other matters brought before the Meeting?

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting or other matters that may properly come before the Meeting. At the date of this Management Proxy Circular, Management is not aware of any such amendments or other matters to come before the Meeting.

What if I change my mind and want to revoke my proxy?

     If you change your mind and want to revoke your proxy, after you have delivered it to CIBC Mellon Trust Company, you (or your attorney if one has been authorized; or if a corporation, an officer thereof) may revoke it by completing another properly executed form of proxy or instrument in writing, bearing a later date and delivering it to CIBC Mellon Trust Company or to the registered office of the Company located at Suite 210, 1900 Minnesota Court, Mississauga, Ontario L5N 3C9. You may also deposit your revocation with the Chairman of the meeting on the day of the meeting or any postponement or adjournment thereof.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     The authorized capital of the Company consists of: (i) an unlimited number of Common Shares (“Common Shares”) without nominal or par value; (ii) an unlimited number of preferred shares without nominal or par value designated as Class I preferred shares, issuable in series; and (iii) an unlimited number of preferred shares without nominal or par value designated as Class II preferred shares, issuable in series.

     As of March 1, 2005, there were 50,011,959 Common Shares outstanding. To the knowledge of the Directors and officers of the Company, no person beneficially owns or exercises control or direction over more than 10% of the Common Shares.

ELECTION OF DIRECTORS

     The articles of the Company currently provide that the Board of Directors shall consist of a minimum of seven and a maximum of 12 Directors and the by-laws make similar provision. The Directors of the Company have fixed the number of Directors to be elected at the upcoming annual and special meeting of shareholders at eight. Each person whose name appears below is proposed to be elected as a Director of the Company to serve until the next annual meeting of shareholders or until his or her successor is elected or appointed. If a poll is demanded, the shares represented by proxies in favour of Management nominees will be voted in favour of the election of such nominees unless a shareholder has specified in a form of proxy that the shareholder’s shares are to be withheld from voting in the election of Directors. In the event that any vacancy occurs in the slate of such nominees, proxies in favour of Management will be voted for another nominee in the discretion of Management unless the shareholder has specified in the proxy that the shareholder’s shares are to be withheld from voting in the election of Directors.

     Management’s Nominees for Election as Directors of the Company

Name / Jurisdiction of		Number of	Number of
Residence / Position Held / Date		Common	Deferred Share
Became a Director	Principal Occupation and Biography	Shares Held	Units Held(6)
Pierre Brunet(1)(4)(5) Montreal, Quebec, Canada Director July 30, 2004	Mr. Brunet is a consultant for National Bank Financial Group (banking and investments). From 2002 to 2004 he was Chair of the Canadian Institute of Chartered Accountants (“CICA”), from 2000 to 2002, he was Vice-Chair of the CICA and from 1999 to 2000, Mr. Brunet was Co-Chair and Co-Chief Executive Officer of National Bank Financial Group.	5,000	602
James F. Dinning(1)(2) Calgary, Alberta, Canada Director February 17, 2003	Mr. Dinning is Chairman of the Board of Western Financial Group (insurance, investment and banking). From 1997 to 2005, Mr. Dinning was Executive Vice President of TransAlta Corporation. Prior to 1997, Mr. Dinning held several key positions during his 11 years as a member of the Legislative Assembly in Alberta, including Provincial Treasurer from 1992 to 1997.	4,000	1,194
Carl R. Fiora (1)(2) Middletown, Ohio, U.S.A. Director May 11, 1994	Mr. Fiora is a Corporate Director. Prior to retiring on November 30, 1990, Mr. Fiora was the President and Chief Executive Officer of Armco Steel Company L.P., a steel manufacturing company.	19,000	1,194
Anthony F. Griffiths(2)(3)(5) Toronto, Ontario, Canada Director; Chairman of the Board May 14, 1997	Mr. Griffiths is a Corporate Director. From 1993 to present, Mr. Griffiths has been associated with various companies acting as an independent consultant From 1985 to 1993 Mr. Griffiths served in several capacities at Mitel Corporation, including Chief Executive Officer and Chairman.	87,000	1,194
Robbert Hartog(1)(3) Perkinsfield, Ontario, Canada Director May 14, 1997	Mr. Hartog is President of Robhar Investments Ltd., a private investment company.	92,850	1,194
Lise Lachapelle(3)(4) Montreal, Quebec, Canada Director May 15, 1996	Ms. Lachapelle is a Corporate Director. She was the President and Chief Executive Officer of the Canadian Pulp and Paper Association from September 1994 to December 2001. Prior to September 1994, she was President of Strategico Inc. for one year and a consultant with Strategico for Three years.	5,000	1,194
John W. Robinson(3)(4) Greensboro, North Carolina, U.S.A. Director May 11, 1995	Mr. Robinson is a Corporate Director. He was President and Chief Executive Officer of SMP Steel Corp. (steel distribution) until his retirement in December, 1998.	41,000	1,194
Edward M. Siegel, Jr. Westport, Connecticut, U.S.A. Director; President and Chief Executive Officer May 6, 1998	Mr. Siegel is an Executive Officer of the Company. In February 1987, Mr. Siegel joined Russel Metals Inc. as a Vice President with responsibility for the export of prime and secondary materials from Canadian steel mills and for the import of semi-finished material to Canadian mills. Over the succeeding 13 years, Mr. Siegel assumed various responsibilities, eventually becoming President and Chief Executive Officer of Russel Metals Inc. in 1997. In 1985, Mr. Siegel joined Duferco Inc. as a Vice President, with responsibility for sterling a tubular products operation and for augmenting Duferco’s Trading of steel products worldwide. Mr. Siegel’s career in the metals industry began in 1965 when he joined The Titan Industrial Corporation, a steel Trading company based in New York. As Senior Vice President, his primary responsibility was for the tubular products division.	800,000	n/a

(1)	Member of the Audit Committee

(2)	Member of the Nominating and Corporate Governance Committee

(3)	Member of the Management Resources and Compensation Committee

(4)	Member of the Environmental Management and Health & Safety Committee

(5)	Mr. Griffiths is a Director of Brazilian Resources Inc. which was issued a temporary cease trading order by the Ontario Securities Commission on June 10, 2001 relating to management and insiders. This order was rescinded on July 30, 2001. Mr. Griffiths was formerly a Director of Confederation Life Insurance Company at the time it was placed into liquidation (1994) and Consumers Packaging Inc. at the time it was placed into liquidation under the protection of the CCAA (2001). Messrs. Brunet and Griffiths were directors of Slater Steel Inc., which operated under the protection of the CCAA in an orderly wind-down (2003). Mr. Griffiths was formerly a Director of Consumers Packaging Inc. during the protection period under the CCAA (2001) and cease trade orders were issued against management and insiders due to failure to file financial statements.

(6)	See “Deferred Share Unit Plan” on page 15 of this circular.

     Share Ownership of Directors

     In February 2004, the Company adopted a policy requiring each Director of the Company to beneficially own not fewer than 10,000 Common Shares or deferred share units or a combination thereof. Any Director who does not meet this minimum requirement at the date of his or her first election or re-election to the Board of Directors following implementation of this policy is required to achieve this ownership level within three years from the date of such first election or re-election. As of the date hereof, the nominees for election as Directors of the Company at the upcoming annual and special meeting of shareholders beneficially own or control an aggregate of 1,053,850 Common Shares. In addition, such nominees hold an aggregate of 7,766 deferred share units under the Company’s Deferred Share Unit Plan for Directors, which is described on page 15 of this circular.

     Committees of the Board of Directors

     The Company is required to have an Audit Committee of the Board of Directors. Other committees of the Board are the Management Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental Management and Health & Safety Committee. The members of each committee are identified in the table, “Management’s Nominees for Election as Directors of Company”, on page 6. Information relating to the composition and mandate of these committees is described under “Report on Executive Compensation” following this paragraph and “Statement of Corporate Governance Practices”, commencing on page 18 of this circular.

REPORT ON EXECUTIVE COMPENSATION

     Composition of the Management Resources and Compensation Committee

     The Company’s Management Resources and Compensation Committee is comprised of four unrelated members of the Board of Directors, L. Lachapelle (Chair of the Committee), A. F. Griffiths, R. Hartog and J. W. Robinson. It is the responsibility of the Committee to review the compensation policies and levels for the Company’s executive officers, to ensure that such compensation is competitive and reasonably related to individual and corporate performance, and to make recommendations to the Board of Directors with respect to such matters. The Committee meets as required, but not less frequently than annually. The Management Resources and Compensation Committee met four times during 2004.

     Report of the Management Resources and Compensation Committee with Respect to Executive Compensation

     The Company’s executive compensation policies and practices are designed to provide a competitive level of total compensation, to recognize and reward superior performance by individual executives and to foster a common perspective between the Company’s executive officers and its shareholders. The key components for executive officer compensation are base salary, short-term incentives in the form of cash bonus opportunities (expressed as a variable percentage of base salary which increases with the level of basic earnings per share of the Company), and long-term incentives in the form of stock options. Pay for performance is an important underlying principle of the Company’s executive compensation philosophy, with the result that variable compensation (in the form of cash bonuses and stock options) can represent a substantial proportion of total compensation in a successful year.

     The Committee uses various information sources, including independent consultants, to monitor the competitive position of the Company’s salaries, bonus plans and stock-based incentives, and to assess the effectiveness of the Company’s incentive plans in contributing to corporate performance. The Committee uses comparative data to ensure the ability of the Company to attract, retain and motivate key executives. The comparative group includes large autonomous industrial companies in Canada and the United States and other companies operating in the metals industry in North America.

     The Company’s executive compensation policies provide for base salaries which are competitive with similar positions in the comparator group. Individual levels, which are reviewed annually or in some cases, bi-annually, may vary from this objective, depending upon the particular experience and other qualifications of the individual, sustained performance level, length of service and other relevant factors.

     The Committee has established a Management Incentive Compensation Plan for executive officers, which ties annual cash bonuses to profit sharing based on audited annual basic earnings per share of the Company over a minimum threshold. Annual incentive bonuses are paid in February following the year in which they are earned.

     Executive performance is motivated in part by linking total compensation with long-term share performance through the use of stock options. Options granted to executives under the Company’s share option plan become immediately exercisable with respect to 20% of the optioned Common Shares and exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of grant. The options have an exercise price not less than the prevailing market price at the date of the grant and a term of 10 years. The amount and terms of outstanding options are among the factors which are considered by the Committee in making recommendations to the Board with respect to the grant of additional options.

     The annual salary of the Chief Executive Officer for 2004 was US $500,000, unchanged from 2003. The salary is considered by the Committee to be appropriate based on the Chief Executive Officer’s performance, and performance and compensation data relevant to the comparator group. In addition, the Committee believes that this salary is commensurate with the considerable industry experience and knowledge and management abilities of the Chief Executive Officer. A bonus of US$3,070,000 was paid to Mr. Siegel as Chief Executive Officer in 2005 for the 2004 fiscal year. This amount was determined in accordance with the Company’s Management Incentive Compensation Plan for executive officers, is directly related to the Company’s reported basic earnings per share for the year and reflects the Company’s record earnings per share. In addition, Mr. Siegel was granted options to purchase 350,000 Common Shares in 2004.

     Submitted on behalf of the Management Resources and Compensation Committee:

A. F. Griffiths
R. Hartog
L. Lachapelle (Chair)
J. W. Robinson

     Performance Graph

     The following graph shows a comparison over the five year period ended December 31, 2004 of the value of $100.00 originally invested in Common Shares and the S&P/TSX Composite Index and in each case assuming reinvestment of cash dividends paid.

	Dec-1999	Dec-2000	Dec-2001	Dec-2002	Dec-2003	Dec-2004
S&P/TSX Composite Index	$100.00	$107.41	$93.91	$82.23	$104.20	$119.29
Russel Metals Common Shares	$100.00	$78.71	$103.67	$153.86	$277.88	$512.26

     Summary Compensation Table

     The following table provides a summary of compensation earned during each of the last three fiscal years by the Chief Executive Officer and the other named executive officers of the Company as required by applicable securities legislation.

Annual Compensation
Long-Term
Compensation
Securities Under
							Other Annual	Options		All Other
Name and Principal Position	Year		Salary		Bonus		Compensation(1)	Granted(2)		Compensation(3)

Edward M. Siegel, Jr.(4) President and Chief Executive Officer	2004 2003 2002	$ $ $	500,000 500,000 450,000	$ $ $	3,070,000 625,000 843,750	$ $ $	(123,755) 20,682 21,505	350,000 300,000 225,000	$ $ $	18,191 18,391 20,988

Brian R. Hedges Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	405,000 390,000 350,000	$ $ $	1,436,760 292,500 393,750		— — —	175,000 125,000 75,000	$ $ $	10,153 10,153 10,011

Marion E. Britton Vice President, Chief Accounting Officer and Assistant Secretary	2004 2003 2002	$ $ $	189,686 175,000 158,039	$ $ $	694,041 113,750 179,375		— — —	35,000 15,000 15,000	$ $ $	1,168 1,218 9,851

Maureen A. Kelly Vice President, Information Systems	2004 2003 2002	$ $ $	227,691 212,669 207,309	$ $ $	561,705 60,486 85,977		n/a n/a n/a	25,000 15,000 10,000	$ $ $	10,642 6,784 4,851

David J. Halcrow Vice President, Purchasing and Inventory Management	2004 2003 2002	$ $ $	122,833 112,583 107,308	$ $ $	531,705 60,486 85,977		— — —	15,000 15,000 15,000	$ $ $	12,224 10,772 10,747

(1)	The value of perquisites for each of Mr. Siegel, Mr. Hedges, Ms. Britton and Mr. Halcrow is less than the lesser of $50,000 and 10% of the named executive officer’s total annual salary and bonus, and accordingly they are not reflected in this table. The amounts shown for Mr. Siegel represent tax equalization payments made to Mr. Siegel. In 2004, Mr. Siegel reimbursed the Company for foreign tax credits utilized in the year.

(2)	The numbers shown indicate the number of Common Shares in respect of which options were granted to the named executive officer during the year in question.

(3)	The amounts shown represent the Company’s contributions to the 401K Plan for Mr. Siegel; a registered retirement savings plan and the Value Sharing Plan for each of Ms. Kelly and Mr. Halcrow; and the Group Term Life Insurance Plan for each of the named executive officers. Group Term Life and Value Sharing Plan benefits are available to all employees. The amounts for Mr. Siegel, Mr. Hedges and Ms. Britton in this column have been restated for 2002 and 2003 as the Company’ s contributions to Group Term Life Insurance Plans were not included in previous years.

(4)	Compensation for Mr. Siegel is paid in U.S. dollars and thus is reported in U.S. dollars. All other amounts shown in this table are in Canadian dollars.

Options Granted During 2004

     The following table sets out options granted by the Company to the named executive officers during 2004 to purchase Common Shares of the Company.

		% of Total		Market Value
	Common Shares	Options Granted	Exercise or	of Common	Expiration
	Under Options	to Employees in	Base Price Per	Shares on the	Date
Name	Granted	2004	Common Share	Date of Grant	M/D/Yr

Edward M. Siegel, Jr.	350,000	48.61%	$9.15	$9.15	02/18/2014

Brian R. Hedges	175,000	24.30%	$9.15	$9.15	02/18/2014

Marion E. Britton	35,000	4.86%	$9.15	$9.15	02/18/2014

Maureen A. Kelly	25,000	3.47%	$9.15	$9.15	02/18/2014

David J. Halcrow	15,000	2.08%	$9.15	$9.15	02/18/2014

     All of the above options are immediately exercisable with respect to 20% of the optioned Common Shares and are exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of grant.

     Aggregate Stock Option Exercises During 2004 and Value of Options at December 31, 2004

     The following table sets out certain information with respect to Common Shares under option to the named executive officers as at December 31, 2004.

					Value of Unexercised
	Options Exercised		Unexercised Options at		In-The-Money Options at
	During 2004		December 31, 2004		December 31, 2004(1)
	Securities	Aggregate
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward M. Siegel, Jr.	260,000	$1,583,250	—	600,000	—	$5,314,500

Brian R. Hedges	105,000	$600,750	—	265,000	—	$2,264,000

Marion E. Britton	24,000	$145,590	7,000	45,500	$44,450	$372,250

Maureen A. Kelly	52,500	$390,950	5,000	35,000	$31,750	$291,700

David J. Halcrow	9,000	$59,790	3,000	27,000	$19,050	$239,400

(1) Based on the closing price of a Common Share on The Toronto Stock Exchange on December 31, 2004 of $15.50.

     Indebtedness of Directors, Senior Officers and Named Executive Officers Under Securities Purchase Programs

     No current or former Director, executive officer, employee, proposed nominee for election as a Director or any associate of any such Director or officer or proposed nominee had any indebtedness to, or guaranteed or supported by, the Company or any of its subsidiaries as at December 31, 2004.

     Defined Benefit Pension Plans

     The Company provides retirement benefits in the form of pensions from the Company’s registered pension plans or participation in a Registered Retirement Savings Plan. The Company’s contributions on behalf of Ms. Kelly and Mr. Halcrow to a Registered Retirement Savings Plan are included in the Compensation Table located on page 10.

     Mr. Siegel participates in the Company’s Defined Contribution Plan covering the U.S. employees of its affiliated group of companies. The Company makes contributions based on a percentage of Mr. Siegel’s compensation and contributions up to a maximum each year. The maximum for 2004 was US $8,200 and is reflected in the Compensation Table located on page 10. All contributions are vested immediately.

     Mr. Hedges and Ms. Britton participate in a defined benefit final average formula plan which will provide an annual pension equal to 1.3% of pensionable earnings up to the Canada Pension Plan maximum pensionable earnings level and 2% of pensionable earnings above such level based on the highest consecutive 60 months pensionable earnings, for each year of credited service subject to the maximum allowed. The normal form of benefit payable at age 65 is a life annuity guaranteed for 120 months or a joint and survivor pension equal to 60% of the individual’s pension entitlement. The credited years of service for Mr. Hedges and Ms. Britton to December 31, 2004 are 10.5 and 20 years, respectively.

     The defined benefit pension entitlements referred to above are, in each case, subject to the maximum allowed under a registered plan under the Income Tax Act for each year of credited service. The limit for 2004 was $1,833. There are no offsets to the benefits from any of the foregoing plans. The following table illustrates the annual pension payable from the defined benefit plan for various periods of service, assuming retirement at age 65 and annual remuneration at the maximum.

Years of Service
10	15	20	25	30	35
$18,330	$27,490	$36,660	$45,830	$55,000	$64,160

     Mr. Hedges has entered into a supplementary retiring allowance agreement with the Company, particulars of which are set out below under the heading Employment, Retiring Allowance and Change of Control Agreements. Based upon current salary levels and Canada Pension Plan benefits, the estimated annual benefit payable upon retirement at normal retirement age to Mr. Hedges under the Company’s registered pension plans referred to above and the supplementary retiring allowance agreement discussed below is $224,230.

     The following table describes the 2004 service cost, accrued obligation at December 31, 2004, and the accrued Annual Pension Benefits payable at age 60 for each of Mr. Hedges and Ms. Britton. The amounts disclosed are estimates based on assumptions, and represent contractual entitlements that may change over time. The method used to determine these estimated amounts may not be identical to methods used by other issuers and, as a result, the figures may not be comparable.

Executive Pension Value Disclosure(1)

		Accrued Obligation at	Accrued Annual Pension Benefits
Name	2004 Service Cost(3)	December 31, 2004(4)	Payable at Age 60(5)

Brian R. Hedges(2)
— Defined Benefit Plan	$21,000	$228,000	$19,000
— SERP	$45,000	$762,000	$65,000

	$66,000	$990,000	$84,000
Total

Marion E. Britton(2)
— Defined Benefit Plan	$20,000	$415,000	$37,000

(1)	Pension benefits reflected in this table are fully vested as at the valuation date.

(2)	Amounts shown include pension benefits under the Russel Metals’ Registered Pension Plan (RPP) and for Mr. Hedges for benefits under his Supplemental Retirement Allowance Agreement (SERP).

(3)	Service cost is the value of the projected benefits earned for years of pensionable service accrued during 2004. The value has been determined using the same actuarial assumptions as those used to determine the year-end pension plan obligations disclosed in Note 13 of the 2004 consolidated financial statements.

(4)	Accrued obligations are the actuarial value of projected obligations for service to December 31, 2004. The value has been determined using the same actuarial assumptions as those used to determine the year-end pension plan liabilities disclosed in Note 13 of the 2004 consolidated financial statements.

(5)	Accrued Annual Pension Benefits are based on early retirement provisions as at age 60 (retirement age assumed for determining 2004 Service Cost and Accrued Obligation at December 31, 2004), current compensation levels and years of pensionable service for each of the named executive officers.

Employment, Retiring Allowance and Change of Control Agreements

     CEO Employment Agreement

     In August of 1997, the Company entered into an employment agreement with Mr. Siegel which provided for his employment as President and Chief Executive Officer of the Company effective August 12, 1997. The agreement provided for compensation with respect to Mr. Siegel’s annual base salary, bonus entitlement (expressed as a variable percentage of his base salary which increases with the level of basic earnings per share of the Company) and grant of options to acquire Common Shares. Mr. Siegel’s salary, bonus and stock options awarded for 2004 are disclosed in the compensation table for named executive officers. Pursuant to the agreement, Mr. Siegel is entitled to be compensated for the difference in effective income tax rates in Canada and the United States. Mr. Siegel is entitled to benefits similar to those enjoyed by the Company’s other executive officers pursuant to the Company’s normal benefit plans, practices and policies. Mr. Siegel’s employment agreement provides for severance pay equal to two times his annual salary, plus amounts estimated to be payable pursuant to any profit sharing, incentive compensation or bonus program, in the event that his employment is terminated without just cause.

     In 2000, a subsidiary of the Company signed an agreement with Mr. Siegel to fund a Split Dollar Whole Life Insurance Policy. The agreement requires the subsidiary to pay up to US $200,000 per year for approximately 13 years to fund a Whole Life Insurance Policy for US $6.5 million. The premiums paid by the subsidiary will be reimbursed from the insurance proceeds or from the excess cash surrender value commencing when the Whole Life Insurance Policy has been fully funded.

     CFO Supplementary Retiring Allowance Agreement

     The Company has entered into a supplementary retiring allowance agreement with Mr. Hedges. Under such agreement he becomes entitled to a maximum annual pension at age 65 equal to the product obtained by multiplying 3% by the number of years of service to a maximum of 20, including periods of permanent disability, by his highest annual salary averaged over 3 years less the annual amount of his pension under the Company’s registered pension plans, and less the amount of the Canada Pension Plan pension benefit payable on the date of retirement. If Mr. Hedges ceases to be employed by the Company prior to age 65 and he elects to accelerate the payment of his supplementary pension, the annual amount to which he will be entitled will be reduced by one-half of 1% for each calendar month prior to the first month in which he would be 65 years of age. On the death of Mr. Hedges following retirement, his surviving spouse would become entitled to a pension of up to two-thirds of his supplementary pension. If there is no surviving spouse, a lump sum is payable to a named beneficiary in the amount of 60 times the monthly pension benefit, less any amount paid to Mr. Hedges during his lifetime pursuant to the supplementary retiring allowance agreement. The agreement also provides for payment in the event of death and for payments in the event of termination of employment without just cause following a change of control of the Company. The Company has agreed to make payments to a separate trust, of the amounts, actuarially determined, necessary to fund the future service obligations arising after January 1, 2003 under the supplementary retiring allowance agreement. In 2004, the Company paid an aggregate of $204,434 to the trust in respect of future service obligations which arose during 2003 and 2004.

     CEO and CFO Change of Control Agreements

     The Company has entered into change of control employment agreements with Messrs. Siegel and Hedges providing for the continued employment of Mr. Siegel for two years and Mr. Hedges for three years following a change of control and for severance payments in certain circumstances in the event of the termination of their employment within such period. Such circumstances include termination of employment (other than for just cause, disability or retirement) or termination of employment of the executive officer for good reason.

     A “change of control” includes the acquisition of effective control of the Company by a person or group of persons acting in concert and a determination by the Directors of the Company that a change of control has occurred or is about to occur. For such purpose, any person or group holding securities of the Company which entitle such holder or holders to cast more than 25% of the votes attaching to all shares in the capital of the Company which may be cast to elect Directors of the Company shall be deemed to be in a position to exercise effective control of the Company. A change of control will also have occurred if incumbent Directors cease to constitute a majority of the Board of Directors of the Company. For this purpose an incumbent Director is any member of the Board of Directors of the Company who was a Director of the Company immediately prior to the event which gave rise to the change of control, and any successor to an incumbent Director who was recommended or elected or appointed to succeed an incumbent Director by the affirmative vote of a majority of the incumbent Directors. Upon termination in the foregoing circumstances, Mr. Siegel is entitled to receive a lump sum payment of two, and Mr. Hedges is entitled to receive a lump sum payment of three, times their then current salary, including amounts estimated to be payable pursuant to any profit sharing, incentive compensation or bonus program. Messrs. Siegel and Hedges are also entitled to receive an amount on account of the value of all options or other rights to acquire shares of the Company held by them or to which they would have been entitled, an amount on account of pension benefits to which they would have been entitled and certain other benefits.

EQUITY PLANS

     The Company has established a Share Option Plan for employees and officers of the Company, a Deferred Share Unit Plan for non-executive Directors of the Company and a Share Purchase Plan for employees, all of which are designed to encourage eligible employees, officers and non-executive Directors of the Company to align their interests directly to those of shareholders and allow the Company to maintain competitive compensation programs that enable it to attract and retain employees. The material terms of the Share Option Plan, Deferred Share Unit Plan and Share Purchase Plan are described below.

     Share Option Plan

     Employees and officers of the Company are eligible to receive share options. Approximately 64 employees of the Company currently hold share options pursuant to the Share Option Plan (representing approximately 3% of the Company’s employees). Non-executive Directors became members of a Deferred Share Unit Plan effective April 2004 and no longer receive options under the Share Option Plan. Six non-executive Directors currently hold an aggregate of 121,333 options granted prior to 2004.

     Subject to the requirements of the Share Option Plan, the Board of Directors has the authority to select those employees and officers to whom share options are granted and the number of share options granted to each individual. Options vest in accordance with terms determined by the Board, but generally options granted are immediately exercisable as to 20% of the optioned Common Shares and are exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of the grant. The options granted pursuant to the Share Option Plan are not transferable and have a maximum term of ten years.

     The exercise price of Options is not less than the Market Price, which is the closing price of a Common Share on the Toronto Stock Exchange on the Business Day immediately preceding such date. In the event that the Common Shares did not trade on the Business Day immediately preceding such date, the Market Price on the date of the grant shall be the average of the bid and ask prices of a Common Share at the close of trading on the Business Day immediately preceding such date.

     The Board of Directors may amend the Plan from time to time. Shareholder approval is required when it is contemplated to increase the total number of Common Shares reserved for Options under the Plan; decrease the Option Price of any options granted under the Plan or modify the provisions of the Plan relating to eligibility if the modifications would have the potential of broadening increased insider participation.

     Options may be granted in respect of authorized and unissued Common Shares provided that the aggregate number of Common Shares reserved for issuance under the Share Option Plan, subject to adjustment or increase of such number pursuant to the provisions of the Share Option Plan, shall not exceed 5% of the outstanding Common Shares (on an undiluted basis). The total number of Common Shares to be optioned to any Optionee under the Share Option Plan together with any Common Shares reserved for issuance under options or warrants for services and other share compensation arrangements to such Optionee shall not exceed 5% of the issued and outstanding Common Shares at the date of the grant of the Option.

     On termination of employment, unvested share options are forfeited and vested share options may be exercised for a period of 30 days following termination, subject to the discretion of the Board of Directors to extend such period to not later than the original expiry date of the options and the fourth anniversary of termination of employment. Upon death of an eligible person, all options that vest in accordance with the terms of the Share Option Plan may be exercised by the deceased participant’s legal personal representative for a period of eighteen months following death.

     A total of 888,500 share options were granted during 2004, of which 288,500 options were granted to employees and 600,000 options were granted to named executive officers. Overall, 1,657,516 options are currently outstanding, of which 548,683 are held by employees who are not named executive officers or Directors.

     Shareholders are being asked at the Meeting to consider a proposal to amend the Share Option Plan. Details of the Share Option Plan amendment can be found on page 25 of this circular under the heading “Amendment to the Company’s Share Option Plan”.

     Deferred Share Unit Plan

     In light of evolving practices, the Management Resources and Compensation Committee of the Company reviewed the share option component of Director compensation against alternative approaches to equity-based compensation, such as deferred share units. In April 2004, the Board of Directors adopted a Deferred Share Unit Plan for its Directors to replace the grant of share options to non-executive Directors. Two evaluations were used in determining deferred share unit (“DSU”) compensation levels. The first was arrived at by calculating the average annual value of gains made in the last five years by non-executive Directors should they exercise their stock options. The second was based on studies made of Board compensation in Canada. Sources include “Corporate Board Governance and Director Compensation in Canada (2003)” by Korn/Ferry International, as well as “Canadian Board Trends and Practices at Leading Canadian Companies” by Spencer Stuart.

     A DSU is a unit equivalent in value to one common share of the Company, based on the average of the daily average of the high and low Board lot trading prices of the Company’s Common Shares on the Toronto Stock Exchange (the “Market Price”) for the last five trading days immediately prior to the date on which the value of the DSU is determined. DSU’s are allocated on the last day of March, June, September and December in each year. The number of DSU’s credited quarterly to each Director’s account is determined by dividing $5,000 by the Market Price at the quarterly payment date, subject to proration, if necessary, according to the number of days a person was a Director of the Company during the calendar quarter. A Director may contribute all or a portion of his/her annual Board retainer or annual chair retainer by providing the required notice to the Company in accordance with the Plan.

     DSU’s are redeemable only when a Director leaves the Board, thereby providing an ongoing equity stake in the Company throughout the Director’s service to the Company. The Company will make a cash payment to a Director upon redemption, the value of which is determined by multiplying the number of DSU’s in the Director’s account on the redemption date by the Market Price on such redemption date. Applicable income tax and other withholdings, as required by law, will be deducted.

     Share Purchase Plan

     The Company has a Share Purchase Plan (the “Value Sharing Plan”) to provide employees with an opportunity to purchase Common Shares of the Company, furthering participants’ alignment with the interests of shareholders and allowing them to share in the financial success to which they contribute. New employees can join the Value Sharing Plan on the first day of the month following the completion of three months of employment. Employees may contribute between a minimum of 1% and a maximum of 5% of their base pay through payroll deductions. Under the Value Sharing Plan, the Company contributes one-third of an employee’s contributions to acquire Common Shares of the Company. No Company contributions are made in respect of additional or lump sum employee contributions. The Value Sharing Plan is currently available to all employees in Canada and the United States.

     In Canada, the Value Sharing Plan is administered by Sunlife Canada and in the United States it is administered by Lasalle National Bank. These institutions administer the Value Sharing Plan independently of the Company. Shares are purchased in the market on behalf of participants at current market prices bi-weekly in Canada and at the beginning and middle of each month in the United States and are distributed to participants’ accounts thereafter. An employee may withdraw his/her employee contribution at any time, but if the employer contribution is withdrawn, he/she may not re-enter the Value Sharing Plan for six months.

EQUITY PLAN INFORMATION

     The following table outlines certain information relating to the securities authorized for issuance under the Company’s equity plans as at December 31, 2004. The Share Option Plan was approved by shareholders. The Company has prepared a proposal to amend the Share Option Plan. Details of this amendment can be found on page 25 of this circular under the heading “Amendment to the Company’s Share Option Plan”.

Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Plans (Excluding Securities
	Outstanding Options	Outstanding Options	Reflected in Column (A))
Plan Category	(A)	(B)	(C)

Share Option Plan(1)	1,793,816	$6.52	48,900

(1)	The material features of the Share Option Plan are described on page 14 under the heading “Equity Plans — Share Option Plan”

CORPORATE GOVERNANCE

     The Company and its Board of Directors remain committed to corporate governance practices that are appropriate for the Company and its business, while at the same time satisfying all regulatory requirements. This section describes a number of the Company’s governance practices.

     Board of Directors Meetings Held and Attendance of Directors

     A list of the meetings of the Board and its committees held in 2004 is included below, with the attendance record of each Director.

     Number of Board and Committee Meetings Held

Board of Directors	10
Audit Committee	5
Management Resources and Compensation Committee	4
Nominating and Corporate Governance Committee	3
Environmental Management and Health & Safety Committee	1

Summary of Attendance of Directors

	Attendance at Board of	Attendance at Committee
Name of Director	Directors Meetings	Meetings

P. Brunet(1)	1 of 1	—

J. F. Dinning	8 of 10	8 of 8

C. R. Fiora	8 of 10	8 of 8

A. F. Griffiths	10 of 10	7 of 7

R. Hartog	10 of 10	9 of 9

L. Lachapelle	8 of 10	5 of 5

J. W. Robinson	9 of 10	5 of 5

E. M. Siegel, Jr.(2)	10 of 10	—

(1)	Mr. Brunet became a Director on July 30, 2004 and a member of the Audit Committee and the Environmental Management and Health & Safety Committee on October 26, 2004.

(2)	Mr. Siegel is not a member of any of the Company’s Board committees.

     Statement of Corporate Governance Practices

     The Toronto Stock Exchange (the “TSX”) requires that the Company disclose on an annual basis, its approach to corporate governance with specific reference to the TSX Guidelines on Corporate Governance (the “TSX Guidelines”). It is expected that the Canadian Securities Regulators will introduce National Policy 58-201 and National Instrument 58-101 (the “CSA Governance Requirements”), which will replace the TSX Guidelines. The disclosure set out below reflects both the TSX Guidelines and the CSA Governance Requirements, in the form they were released for comment.

Disclosure Requirement	Practices of Russel Metals Inc.
Independence of the Board	More than a majority of the members of the Company’s Board of Directors are independent Directors. The only Director who is not independent is Mr. Siegel, the Company’s President and Chief Executive Officer.

Each of the independent Directors is also an “unrelated” Director for purposes of the TSX Guidelines.

Other Board Positions held by the Company’s Directors	The Directors listed below also sit on the Boards of the public company issuers indicated opposite their names:

	P. Brunet	Transcontinental Inc. and Metro Inc.

	J.F.Dinning	Finning International Inc., JED Oil Inc., Liquor Store Income Fund, Oncolytics Biotech Inc., Parkland Income Fund, Shaw Communications Inc. and Western Financial Group

	C.R. Fiora	First Financial Bancorp.

	A.F. Griffiths	Alliance Atlantis Communications Inc., Binscarth PVC Ventures Inc., Counsel Corporation, Fairfax Financial Holdings Limited, Hub International Limited, IMI International Medical Innovations Inc., Jaguar Mining Inc., Lindsey Morden Group Inc., Leitch Technology Corp., Northbridge Financial Corporation, Odyssey Re Holdings Corp. and Vitran Corporation

	R.Hartog	Fairfax Financial Holdings Ltd., Lindsey Morden Group, Inc., Northbridge Financial Holdings Limited and Odyssey Re Holdings Corp.

	L. Lachapelle	Industrielle-Alliance, Abitibi Consolidated Inc., BNP-Paribas (Canada), INNERGEX Power Income Trust and Mirabaud Canada Inc.

In Camera Meetings	The independent Directors meet in camera at least twice annually. Last year there were two such in camera sessions.

Independent Chairman	Mr. Griffiths is the Chairman of the Board and is an independent Director.

Disclosure Requirement	Practices of Russel Metals Inc.
Board Mandate	The mandate of the Board of Directors is included as Schedule B to this circular and is located on page 30.

Under the mandate, the Board of Directors has explicitly assumed stewardship responsibility for the Company as well responsibility for the matters specifically set out in the TSX Guidelines.

The mandate provides that the Board of Directors shall review and approve the strategic direction and annual business plan of the Company and its capital expenditure budget. In addition, it approves acquisitions and all capital expenditures in excess of $1.0 million. It also reviews and approves changes in business focus, corporate financings and debt issues.

Size of Board	The Company’s articles require it to have a minimum of seven and a maximum of 12 Directors. The Board believes that a Board with a number of Directors within this range will allow it to operate effectively. The number of Directors to be elected at the upcoming annual and special meeting of shareholders is set at eight. The size and composition of the Board brings to the Company a balance of industry and operational expertise as well as backgrounds in other areas that the Board believes are of benefit to the Company.

Board Committees	The following is a list of the Company’s Board committees:

• Audit Committee

• Nominating and Corporate Governance Committee

• Management Resources and Compensation Committee

• Environmental Management and Health & Safety Committee

Position descriptions for	The Board has approved position descriptions for:
the Board and each
Committee	• the Chairman of the Board

• the Chairman of each Committee of the Board.

Position Descriptions	The Board is satisfied that the functions and respective responsibilities of the Board and Management are clearly understood and supported by all participants in the Company’s governance process.

The Board expects Management to keep it apprised of all material risks facing the Company and to provide it with regular reports on the Company’s activities and on any external developments that are likely to affect the Company. The Board of Directors also expects Management to advise it of any events which have or are likely to have an effect on the Company. The interaction between the Board of Directors and Management challenges Management to proactively manage the cyclical nature of the business to ensure the maximizing of shareholder value.

Disclosure Requirement	Practices of Russel Metals Inc.
Orientation Program	New Directors have joined the Board of Directors in each of the last two years. In each case, Management provided the new Directors with background and information about the Company to assist the Director in becoming conversant with the Company’s business and priorities. The Nominating and Corporate Governance Committee is in the process of considering the need for a more formal approach to Director orientation.

Ongoing Education Program	Management makes arrangements for presentations to the Board of Directors as appropriate in order to keep Directors up to date with the issues facing the Company. The Nominating and Corporate Governance Committee is in the process of considering the need for a more formal approach to Director education.

Culture of Ethical Business Conduct	The Board has approved and adopted a Code of Conduct and a Code of Ethics, both of which apply to all the Company’s Directors, officers and employees. Both of these codes can be found on the Company’s website at www.russelmetals.com (see “About Russel Metals”).

Monitoring Compliance with Code of Conduct and Code of Ethics	The Board has adopted a requirement for regular reports on compliance with the Code of Conduct and Code of Ethics.

Conflict of Interest	The Company has no contracts or other arrangements in place in which any of its Directors or officers has a material interest and does not anticipate entering into any such arrangement. If any such arrangement were to arise, it would first be considered by the Audit Committee and approved by the Board of Directors (in each case, without the participation of the Director who had the material interest in question).

Audit Committee	The mandate for the Audit Committee includes responsibility for reviewing the Company’s quarterly and annual financial statements and management’s discussion and analysis of financial conditions and results of operations and for monitoring the Company’s internal control procedures. The Audit Committee meets regularly with the Company’s external auditors without Management being present. All members are independent Directors. Additional information with respect to the Audit Committee, including its mandate, can be found in the Company’s annual information form.

Nominating and	The Nominating and Corporate Governance Committee is a fully independent committee of the Board.
Corporate Governance
Committee	It is responsible for:

• developing and recommending governance guidelines for the Company (and periodic review of those guidelines);

• identifying individuals qualified to become members of the Board; and

• recommending Director nominees to be put before the shareholders at each annual meeting.

Disclosure Requirement	Practices of Russel Metals Inc.
The Nominating and Corporate Governance Committee and its Chairman are appointed annually by the Board. As part of each meeting, Committee members meet without any member of management present. The Committee has the authority to retain and compensate any consultants and advisors it considers necessary to fulfill its mandate.

Nomination of New Directors	There are currently no plans to recruit new Directors. However, as and when new Directors have been required from time to time, the Nominating and Corporate Governance Committee has determined the skill set of a potential Director that it believed would best suit the Company in the circumstances and developed, for consideration by the Board, profiles of individuals whose background and skills would complement those of the existing Directors.

Independence of the	The Board has a fully independent Management Resources and Compensation Committee, the responsibilities of which include:
Management Resources
and Compensation Committee	• reviewing and making recommendations to the Board (without the participation of the CEO) concerning compensation of the Company’s CEO;

• reviewing and making recommendations to the Board of Directors concerning compensation of other executive officers and Directors, incentive-based plans and equity-based plans;

• approving and monitoring share ownership policies; and

• reviewing compensation disclosure in public documents, including the Committee’s annual report on executive compensation for inclusion in the Company’s information circular in accordance with applicable rules and regulations.

Operation of the Management Resources	The Management Resources and Compensation Committee considers matters within its mandate and makes recommendations to the full Board.
and Compensation
Committee	The Management Resources and Compensation Compensation Committee and its Chairman are appointed annually by the Board. As part of each meeting, Committee members meet without any member of Management present. The Committee has the authority to retain and compensate any consultants and advisors it considers necessary. The Committee has consulted with an independent compensation consultant to assist in the discharge of its mandate.

Determining Director and Officer Compensation	The Management Resources Compensation Committee recommends the compensation for the Chief Executive Officer to the Board and reviews compensation policies and levels for the Company’s other executive officers to ensure that their compensation is competitive and reasonably related to personal and corporate performance. It uses various information sources, including independent consultants, to monitor the competitive position of the Company’s salaries, bonus

Disclosure Requirement	Practices of Russel Metals Inc.
plans and stock-based incentives and to assess the effectiveness of the Company’s incentive plans in contributing to corporate performance. The Company determines Director compensation with reference to Board compensation of comparably sized Canadian companies. See “Compensation of Directors” on page 23 of this circular.

Environmental Management and Health & Safety Committee	The mandate of the Environmental Management and Health & Safety Committee is to monitor and evaluate and, where necessary, to make recommendations to the Board for the purposes of ensuring that the Company conducts its activities in a manner which complies with applicable environmental and occupational health and safety laws and which minimizes adverse impact to the natural environment and to the communities in which the Company resides, and operates in a manner that respects the health and safety of its employees.

Assessment	Each Director completes a questionnaire each year assessing the performance of the Board of Directors and each of the committees. The questionnaires are submitted to the Secretary (who is a partner with Davies Ward Phillips & Vineberg LLP and not a member of Management) who in turn discusses the issues raised by the Directors in their responses with the Chairman and the Board of Directors. The Nominating and Corporate Governance Committee is considering a process of assessing the performance of individual Directors.

Outside Advisors	Each committee of the Board is entitled to engage outside advisors at the Company’s expense in connection with its mandate. Directors may engage advisors at the Company’s expense for other purposes with the concurrence of the chair of the Nominating and Corporate Governance Committee.

COMPENSATION OF DIRECTORS

     Cash Compensation

     The Directors of the Company are compensated partly in cash and partly in deferred share units. During the financial year ended December 31, 2004, the Company paid an aggregate of $390,766 in cash compensation to Directors. These fees, payable only to Directors who are not full-time employees of the Company, represent an annual retainer of $22,000 per Director and a $1,500 attendance fee per meeting of the Board or any committee thereof. The Chair of each committee of the Board of Directors is entitled to an additional $5,000 per annum for acting as such. Each non-executive Director normally resident in the U.S. is entitled to receive a travel fee of Cdn $1,500 for each meeting attended in Canada.

     U.S. Directors are paid the U.S. equivalent of the retainers and fees noted above. The Company reimburses expenses incurred by non-executive Directors while attending the Company’s Board and committee meetings. The annual compensation package for Directors is reviewed on an annual basis by the Management Resources and Compensation Committee.

     The following table sets out the total cash compensation paid to non-executive Directors on an individual basis on account of Board and committee retainers and meeting fees during the financial year ended December 31, 2004:

	Regular Board Fees		Committee Pay
Name of Director	Retainer	Meeting Fees	Member	Chair	Travel Fee	Total
P. Brunet	$9,266	$1,500	—	—	—	$10,766
J. F. Dinning	$22,000	$12,000	$12,000	—	—	$46,000
C. R. Fiora	$22,000	$12,000	$13,500	—	$4,500	$52,000
A. F. Griffiths(1)	$100,000	—	—	—	—	$100,000
R. Hartog	$22,000	$15,000	$13,500	$5,000	—	$55,500
L. Lachapelle	$22,000	$12,000	$7,500	$5,000	—	$46,500
J. W. Robinson	$22,000	$13,500	$7,500	$5,000	$4,500	$52,500

(1)	Mr. Griffiths is paid annual cash compensation in the amount of $100,000. This amount represents compensation for acting as Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and a member of the Management Resources and Compensation Committee and is inclusive of all fees for attending Board and committee meetings during the year.

     Deferred Share Unit Plan

     The number of deferred share units credited to each non-executive Director’s account during 2004 is reflected in the table “Management’s Nominees for Election as Directors of the Company” located on page 6 of this circular. The value of each account as at December 31, 2004 is shown in the following table:

Value of Deferred Share Units as at
Name of Non-executive Director	December 31, 2004(1)
P. Brunet	$9,330
J. F. Dinning	$18,505
C. R. Fiora	$18,505
A. F. Griffiths	$18,505
R. Hartog	$18,505
L. Lachapelle	$18,505
J. W. Robinson	$18,505

(1)	Based on the closing price of $15.50 of the Company’s Common Shares on the Toronto Stock Exchange.

     Share Options

     Non-executive Directors became members of a Deferred Share Unit Plan effective April 2004 and no longer receive share options. There are currently 104,666 share options exercisable and 16,667 share options that are unexercisable by non-executive Directors. All such options will be completely vested by the end of April, 2005. If not exercised before the expiry date, these options begin to expire commencing in May 2005 and ending April 2013.

     The following table sets out the number of share options currently outstanding for each non-executive Director as at the date of this circular:

Name of Non-executive Director	Number of Share Options Outstanding
P. Brunet	—
J. F. Dinning	11,000
C. R. Fiora	57,000
A. F. Griffiths	30,000
R. Hartog	3,333
L. Lachapelle	4,000
J. W. Robinson	16,000

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

     In December 2004, the Company renewed, for the benefit of the Company, its subsidiaries and their Directors and officers and their respective spouses, insurance against liability incurred by the Directors or officers in their capacity as Directors or officers of the Company or any subsidiary. The total amount of insurance is $105 million and, subject to the deductible portion referred to below, up to the full-face amount of the policies is payable, regardless of the number of Directors and officers involved. The premium for the current policy year to December 1, 2005 is $435,300. The policies do not specify that a part of the premium is paid in respect of either Directors as a group or officers as a group. The policies provide a limit of $105 million per occurrence and in the aggregate. Each Director and officer of the Company is covered to the extent of the face amount of the policies. However, in no event will the policies pay out, in the aggregate, more than $105 million during their annual term. The policies provide for deductibles as follows: (i) with respect to the Directors and officers, there is no deductible applicable; and (ii) with respect to reimbursement of the Company, there is a deductible of $100,000 per occurrence, except, in respect of securities claims where the deductible is $250,000 per occurrence.

AMENDMENT TO THE COMPANY’S SHARE OPTION PLAN

     The Company has maintained the Share Option Plan (the “Plan”) for many years. Under the Plan, officers and full-time employees of the Company and its subsidiaries selected by the Board of Directors may purchase unissued Common Shares of the Company at a price equal to the prevailing market price at the date of the grant of the option. Details of this Plan can be found on pages 14 and 15 of this circular.

     In May of 1995, the Plan was amended to comply with the revised policies of the Toronto Stock Exchange and the maximum number of shares issuable under the Plan was fixed at 4,500,000, (which represented approximately 9% of the issued and outstanding Common Shares at the time of such amendment) unless further approval of the shareholders is obtained. The 4,500,000 shares originally reserved for issuance under the Plan also represents approximately 9% of the Company’s issued and outstanding Common Shares at the date of this circular. During the last ten years, 4,439,100 options to purchase Common Shares, net of expired and forfeited options, were granted under the Plan. Share options have been exercised and Common Shares issued for 2,781,584 of such Common Shares, which number represents approximately 5% of the current issued and outstanding Common Shares of the Company. Options to purchase 1,657,516 Common Shares remain outstanding under the Plan, which number represents approximately 3% of the current issued and outstanding Common Shares of the Company. The number of Common Shares presently available for current and future option grants to employees and officers of the Company is 60,900.

     Shareholders are being asked at the meeting to consider, and if thought advisable, to pass a resolution approving an amendment to the Plan to permit the grant of options under the Plan provided that the aggregate number of Common Shares reserved for issuance under the Plan at any time shall not exceed 5% of the outstanding Common Shares (on an undiluted basis). There are currently 50,011,959 Common Shares outstanding. If the proposed amendment is approved, the aggregate maximum number of Common Shares which would be reserved for issuance under the Plan at any time, based on the number of Common Shares outstanding at the date of this circular would be 2,500,598. An aggregate of 1,718,416 Common Shares are currently reserved under the Plan. Pursuant to the proposed amendment, the Plan will be automatically replenished on the exercise or cancellation of outstanding options. The text of the proposed resolution is set forth in Schedule A to this proxy circular.

     The Board believes that the approval of this amendment is in the best interests of the Company and unanimously recommends that shareholders vote in favour of the resolution. The shares represented by proxies in favour of Management nominees will be voted in favour of the resolution approving the amendment to the Plan, unless a shareholder has specified in his or her proxy that his or her shares are to be voted against the resolution.

AUDITORS

     Appointment

     Management proposes to nominate Deloitte & Touche LLP (“D&T”) as auditors of the Company to hold office until the next annual meeting of shareholders. D&T have been auditors of the Company for over 46 years. In the event a ballot is demanded, the shares represented by proxies in favour of Management nominees will be voted in favour of the appointment of D&T as auditors of the Company, unless a shareholder has specified in a proxy that his or her shares are to be withheld from voting in the appointment of auditors. To be effective, the resolution to appoint D&T as auditors of the Company and to authorize the Directors to fix their remuneration, must be passed by a majority of the votes cast at the annual and special meeting in person or by proxy by shareholders entitled to vote thereon.

     Audit Fees

     The fees charged by D&T for audit services for the year ended December 31, 2004 were $978,000 (2003: $772,000).

     Audit-Related Fees

     The fees charged by D&T for the year ended December 31, 2004 for offering documents were $534,000 (2003: $141,000); for the review of the Sarbanes-Oxley work prepared by the Company were $138,000 (2003: nil); and for the audits of employee benefit plans were $46,000 (2003: $44,000).

     Tax Fees

     The fees charged by D&T for U.S. tax compliance and planning work for the fiscal year ended December 31, 2004 were $213,000 (2003: $270,000).

     Independence of Auditors

     D&T and the Audit Committee of the Company have considered all relationships between D&T and its related entities and the Company and its related entities in light of the independence standards issued by the Independence Standards Board and have determined that the non-audit services provided by D&T to the Company are compatible with maintaining D&T’s independence.

SHAREHOLDER PROPOSALS

     A shareholder who will be entitled to vote at the 2006 annual meeting of shareholders of the Company and who intends to raise a proposal at such meeting, must deliver the proposal to the Company not later than December 5, 2005.

AVAILABILITY OF DISCLOSURE DOCUMENTS

     The Company will provide to any shareholder, upon request to its Secretary, a copy of:

(i)      its most recent Annual Information Form together with any document or pertinent pages of any document incorporated therein by reference;

(ii)    its audited comparative consolidated financial statements and management’s discussion and analysis for its last financial year together with the auditors’ report thereon;

(iii)    its Management Proxy Circular for its last annual meeting of shareholders; and

(iv)    any material change reports (other than confidential reports) which have been filed with the various securities regulatory authorities.

     These documents are accessible from the Company’s web site located at www.russelmetals.com. Additional information relating to the Company may be obtained from SEDAR at www.sedar.com.

CERTIFICATE

     The contents and the sending of this Management Proxy Circular have been approved by the Board of Directors of the Company.

     DATED the 1st day of March, 2005.

By Order of the Board,

/s/ William M. O’Reilly

William M. O’Reilly,
Secretary

SCHEDULE A

Text of a Resolution to Approve an
Amendment to the Share Option Plan

     WHEREAS it is proposed that the Russel Metals Inc. Share Option Plan (the “Plan”) be amended to permit the number of Share Options to be outstanding at any time to equal 5% of the outstanding Common Shares of the Company;

     BE IT RESOLVED THAT:

1.	Article 3 of the Plan is hereby amended as follows:

(a)	by deleting the number “4,500,000” on line 4 and substituting in its place the words, “5% of the outstanding”;

(b)	by inserting on line 4, after the word “Shares” the words, “(on an undiluted basis)”; and

2.	any Director or officer of the Company be and he or she is hereby authorized, for and in the name of and on behalf of the Company to execute, under the corporate seal of the Company or otherwise, and deliver all such documents and instruments and to do all such other acts and things as may be considered necessary or desirable in order to amend the Plan and otherwise carry out the provisions of this resolution.

SCHEDULE B

CHARTER OF THE BOARD OF DIRECTORS
OF
RUSSEL METALS INC.

GENERAL

1.	Purpose and Responsibility of the Board

     By approving this Charter, the Board explicitly assumes responsibility for the stewardship of Russel Metals Inc. and its business. This stewardship function includes responsibility for the matters set out in this Charter, which form part of the Board’s statutory responsibility to manage or supervise the management of Russel’s business and affairs.

2.	Review of Charter

     The Board shall review and assess the adequacy of this Charter annually and at such other times as it considers appropriate and shall make such changes as it considers necessary or appropriate.

3.	Definitions and Interpretation

3.1	Definitions

In this Mandate:

(a)	“Russel” means Russel Metals Inc.;

(b)	“Board” means the board of directors of Russel;

(c)	“CEO” means Russel’s chief executive officer;

(d)	“Chair” means the chair of the Board;

(e)	“Charter” means this charter, as amended from time to time;

(f)	“Director” means a member of the Board; and

(g)	“Stock Exchanges” means, at any time, the Toronto Stock Exchange and any other stock exchange on which any securities of Russel are listed for trading at the applicable time.

3.2	Interpretation

     This Charter is subject to and shall be interpreted in a manner consistent with Russel’s articles, by-laws, the Canada Business Corporations Act (the “CBCA”), and any other applicable legislation.

CONSTITUTION OF THE BOARD

4.	Election and Removal of Directors

4.1	Number of Directors

     The Board shall consist of such number of Directors as the Board may determine from time to time, within the range set out in Russel’s articles of incorporation at such time.

4.2	Election of Directors

     Directors shall be elected by the shareholders annually for a one year term, but if Directors are not elected at any annual meeting, the incumbent directors shall continue in office until their successors are elected.

4.3	Vacancies

     The Board may appoint a member to fill a vacancy which occurs in the Board between annual elections of Directors, to the extent permitted by the CBCA.

4.4	Ceasing to Be a Director

A Director will cease to hold office upon:

(a)	delivering a resignation in writing to Russel;

(b)	being removed from office by an ordinary resolution of the shareholders;

(c)	his or her death; or

(d)	becoming disqualified from acting as a Director.

4.5	Deemed Resignation

     A Director shall submit his or her resignation to Russel (which resignation may or may not be accepted) if that director changes his or her principal occupation.

5.	Criteria for Directors

5.1	Qualifications of Directors

     Every Director shall be an individual who is at least 18 years of age, has not been determined by a court to be of unsound mind and does not have the status of bankrupt.

5.2	Residency

     At least 25% of the Directors shall be resident Canadians.

5.3	Independence of Directors

(a)	At least one-third of the Directors shall not be officers or employees of Russel or any of its affiliates.

(b)	At least a majority of the Directors shall be independent for the purposes of all applicable regulatory and stock exchange requirements (such requirements and recommendations described in Schedule A to this Mandate).

5.4	Share Ownership

     Subject as hereinafter provided, each Director shall beneficially own, directly or indirectly, not fewer than 10,000 Common Shares or deferred share units or combination thereof. Any Director who does not meet this minimum requirement at the date of his or her first election or re-election to the Board following February 18, 2004 is required to achieve such ownership level within three years of such first election or re-election.

5.5	Other Criteria

     The Board may establish other criteria for Directors as contemplated in this Charter.

6.	Board Chair

6.1	Board to Appoint Chair

     The Chair shall be an independent Director.

     6.2 Chair to Be Appointed Annually

     The Board shall appoint the Chair annually at the first meeting of the Board after a meeting of the members at which Directors are elected. If the Board does not so appoint a Chair, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.

7.	Remuneration of Directors and Retaining Advisors

     7.1 Remuneration

     Members of the Board and the Chair shall receive such remuneration for their service on the Board as the Board may determine from time to time, in consultation with the Management Resources and Compensation Committee of the Board.

     7.2 Retaining and Compensating Advisors

     Each Director shall have the authority to retain outside counsel and any other external advisors from time to time as appropriate with the approval of the chair of the Nominating and Corporate Governance Committee.

MEETINGS OF THE BOARD

8.	Meetings of the Board

     8.1 Time and Place of Meetings

     Meetings of the Board shall be called and held in the manner and at the location contemplated in Russel’s by-laws.

     8.2 Frequency of Board Meetings

     Subject to Russel’s by-laws, the Board shall meet at least four times per year on a quarterly basis.

     8.3 Quorum

     In order to transact business at a meeting of the Board:

(a)	at least a majority of Directors then in office shall be present; and

(b)	at least 25% of the Directors present must be resident Canadians (or, if this is not the case, a resident Canadian Director who is unable to be present and whose presence at the meeting would have resulted in the required number of resident Canadian Directors being present, must approve the business transacted at the meeting, whether in writing, by phone or otherwise).

     8.4 Secretary of the Meeting

     The Chair shall designate from time to time a person who may, but need not, be a member of the Board, to be Secretary of any meeting of the Board.

     8.5 Right to Vote

     Each member of the Board shall have the right to vote on matters that come before the Board.

     8.6 Invitees

     The Board may invite any of Russel’s officers, employees, advisors or consultants or any other person to attend meetings of the Board to assist in the discussion and examination of the matters under consideration by the Board.

9.	In Camera Sessions

     9.1 In Camera Sessions of Non-Management Directors

     At the conclusion of each meeting of the Board, the non-management Directors shall meet without any member of management being present (including any Director who is a member of management).

     9.2 In Camera Sessions of Independent Directors

     To the extent that non-management Directors include Directors who are not independent Directors as contemplated in this Charter, the independent Directors shall meet at the conclusion of each meeting of the Board with only independent Directors present.

DELEGATION OF DUTIES AND RESPONSIBILITIES OF THE BOARD

10.	Delegation and Reliance

     10.1 Delegation to Committees

     The Board may establish and delegate to committees of the Board any duties and responsibilities of the Board which the Board is not prohibited by law from delegating. However, no committee of the Board shall have the authority to make decisions which bind Russel, except to the extent that such authority has been specifically delegated to such committee by the Board.

     10.2 Requirement for Certain Committees

     The Board shall establish and maintain the following committees of the Board, each having mandates that incorporate all applicable legal and Stock Exchange listing requirements and with such recommendations of relevant securities regulatory authorities and Stock Exchanges as the Board may consider appropriate:

(a)	Audit Committee;

(b)	Nominating and Corporate Governance Committee; and

(c)	Management Resources and Compensation Committee.

     10.3 Composition of Committees

     The Board will appoint and maintain in office, members of each of its committees such that the composition of each such committee is in compliance with listing requirements of the Stock Exchanges and with such recommendations of relevant securities regulatory authorities and Stock Exchanges as the Board may consider appropriate and shall require the Nominating and Corporate Governance Committee to make recommendations to it with respect to such matters.

     10.4 Review of Charters

     On an annual basis, the Board will review the recommendations of the Nominating and Corporate Governance Committee with respect to the charters of each committee of the Board. The Board will approve those changes to the charters that it determines are appropriate.

     10.5 Delegation to Management

     Subject to Russel’s articles and by-laws, the Board may designate the offices of Russel, appoint officers, specify their duties and delegate to them powers to manage the business and affairs of Russel, except to the extent that such delegation is prohibited under the CBCA or limited by the articles or by-laws of Russel or by any resolution of the Board or policy of Russel.

     10.6 Limitations on Management Authority

(a)	Management shall exercise its authority in accordance with the following documents approved by the Board:

(i)	strategic plan;

(ii)	annual business plan;

(iii)	capital expenditure budget.

(b)	Management may not take the following actions without the approval of the Board:

(i)	expenditures in excess of $1 million;

(ii)	change in business focus;

(iii)	issuance of securities;

(iv)	borrowing outside of the ordinary course of business.

     10.7 Reliance on Management

     The Board is entitled to rely in good faith on the information and advice provided to it by Russel’s management.

     10.8 Reliance on Others

     The Board is entitled to rely in good faith on information and advice provided to it by advisors, consultants and such other persons as the Board considers appropriate.

     10.9 Oversight

     The Board retains responsibility for oversight of any matters delegated to any committee of the Board or to management.

DUTIES AND RESPONSIBILITIES

11.	Duties of Individual Directors

     11.1 Fiduciary Duty and Duty of Care

     In exercising his or her powers and discharging his or her responsibilities, a Director shall:

(a)	act honestly and in good faith with a view to the best interests of the corporation; and

(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     11.2 Compliance with CBCA and Constating Documents

     A Director shall comply with the OBCA and the regulations to the OBCA as well as with Russel’s articles and by-laws.

     11.3 Compliance with Russel’s Policies

     A Director shall comply with all policies of Russel applicable to members of the Board as approved by the Board.

12.	Responsibilities of Directors

     12.1 Responsibilities set out in Charter

     A Director shall review and participate in the work of the Board necessary in order for the Board to discharge the duties and responsibilities set out in accordance with the Charter.

     12.2 Orientation and Education

     A Director shall participate in the orientation and continuing education programs developed by Russel for the Directors.

     12.3 Meeting Preparation and Attendance

     In connection with each meeting of the Board and each meeting of a committee of the Board of which the Director is a member, a Director shall:

(a)	Review thoroughly the material provided to the Director by management in connection with the meeting, provided that such review is practicable in view of the time at which such material was delivered to the Director.

(b)	Attend each meeting in person to the extent practicable (unless the meeting is scheduled to be held by phone or video-conference).

     12.4 Assessment

     A Director shall participate in such processes as may be established by the Board for assessing the Board, its committees and individual Directors.

     12.5 Other Responsibilities

     A Director shall perform such other functions as may be delegated to that Director by the Board or any committee of the Board from time to time.

13.	Board Responsibility for Specific Matters

     13.1 Responsibility for Specific Matters

     The Board explicitly assumes responsibility for the matters set out below, recognizing that these matters represent in part responsibilities reflected in requirements and recommendations adopted by applicable securities regulators and the Stock Exchanges and do not limit the Board’s overall stewardship responsibility or its responsibility to manage or supervise the management of Russel’s business and affairs.

     13.2 Delegation to Committees

     Whether or not specific reference is made to committees of the Board in connection with any of the matters referred to below, the Board may direct any committee of the Board to consider such matters and to report and make recommendations to the Board with respect to these matters.

14.	Corporate Governance Generally

     14.1 Governance Practices and Principles

     The Board shall be responsible for Russel’s approach to corporate governance.

     14.2 Governance Principles

(a)	Governance Principles. The Board shall review and approve, if appropriate, a set of governance principles and guidelines appropriate for Russel (the “Governance Principles”).

(b)	Amendments. The Board shall review the Governance Principles at least annually and shall adopt such changes to the Governance Principles as it considers necessary or desirable from time to time.

     14.3 Governance Disclosure

(a)	Approval of Disclosure. The Board shall approve disclosure about Russel’s governance practices in any document before it is delivered to Russel’s shareholders or filed with securities regulators or with the Stock Exchanges.

(b)	Determination that Differences Are Appropriate. If Russel’s governance practices differ from those recommended by Canadian securities regulators or the Stock Exchanges, the Board shall consider these differences and why the Board considers them to be appropriate.

     14.4 Delegation to Nominating and Corporate Governance Committee

     The Board may direct the Nominating and Corporate Governance Committee to consider the matters contemplated in this Section 14 and to report and make recommendations to the Board with respect to these matters.

15.	Responsibilities Relating to Management

     15.1 Integrity of Management

     The Board shall, to the extent feasible, satisfy itself:

(a)	as to the integrity of the CEO and other senior officers; and

(b)	that the CEO and other senior officers create a culture of integrity throughout the organization.

     15.2 Succession Planning

     The Board shall be responsible for succession planning, including appointing, training and monitoring senior management.

     15.3 Executive Compensation Policy

     The Board shall receive recommendations of the Management Resources and Compensation Committee and make such determinations as it considers appropriate with respect to:

(a)	CEO’s compensation level (without the participation of the CEO);

(b)	non-CEO officer compensation;

(c)	director compensation;

(d)	incentive-compensation plans; and

(e)	equity-based plans.

16.	Oversight of the Operation of the Business

     16.1 Risk Management

     Taking into account the reports of management and such other persons as the Board may consider appropriate, the Board shall identify the principal risks of Russel’s business and satisfy itself as to the implementation of appropriate systems to manage these risks.

     16.2 Strategic Planning Process

     The Board shall adopt a strategic planning process and shall approve, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of Russel’s business.

     16.3 Internal Control and Management Information Systems

     The Board shall review the reports of management and the Audit Committee concerning the integrity of Russel’s internal control and management information systems. Where appropriate, the Board shall require management (overseen by the Audit Committee) to implement changes to such systems to ensure integrity of such systems.

     16.4 Communications Policy and Feedback Process

(a)	The Board shall review and, if determined appropriate, approve a communication policy for Russel for communicating with shareholders, the investment community, the media, governments and their agencies, employees and the general public. The Board shall consider, among other things, the recommendations of management and the Nominating and Corporate Governance Committee with respect to this policy.

(b)	The Board shall establish a process pursuant to which the Board can receive feedback from securityholders.

     16.5 Financial Statements

(a)	The Board shall receive regular reports from the Audit Committee with respect to the integrity of Russel’s financial reporting system and its compliance with all regulatory requirements relating to financial reporting.

(b)	The Board shall review the recommendation of the Audit Committee with respect to the annual financial statements of Russel to be delivered to shareholders. If appropriate, the Board shall approve such financial statements.

     16.6 Capital Management

     The Board shall receive regular reports from management on the structure and management of Russel’s capital.

     16.7 Pension Plan Matters

     The Board shall receive and review reports from management and from the Management Resources and Compensation Committee covering administration, investment performance, funding, financial impact, actuarial reports and other pension plan related matters.

     16.8 Code of Business Conduct and Ethics

     The Board will review and approve a Code of Business Conduct and Ethics for Russel. In adopting this code, the Board will consider the recommendations of the Nominating and Corporate Governance Committee concerning its compliance with applicable legal and Stock Exchange listing requirements and with such recommendations of relevant securities regulatory authorities and Stock Exchanges as the Board may consider appropriate.

     16.9 Compliance and Disclosure

     The Board will direct the Nominating and Corporate Governance Committee to monitor compliance with the Code of Business Conduct and Ethics and recommend disclosures with respect thereto. The Board will consider any report of the Nominating and Corporate Governance Committee concerning these matters, and will approve, if determined appropriate, the disclosure of the Code of Business Conduct and Ethics and of any waiver granted to a director or senior officer of Russel from complying with the Code of Business Conduct and Ethics.

17.	Nomination of Directors

     17.1 Nomination and Appointment of Directors

(a)	The Board shall nominate individuals for election as directors by the shareholders and shall require the Nominating and Corporate Governance Committee to make recommendations to it with respect to such nominations.

(b)	The Board shall adopt a process recommended to it by the Nominating and Corporate Governance Committee pursuant to which the Board shall:

(i)	consider what competencies and skills the Board, as a whole, should possess; and

(ii)	assess what competencies and skills each existing Director possesses.

18.	Board Effectiveness

     18.1 Position Descriptions

     The Board shall review and, if determined appropriate, approve the recommendations of the Nominating and Corporate Governance Committee concerning formal position descriptions for:

(a)	the Chair of the Board, the Lead Director (if any) and for the Chair of each committee of the Board, and

(b)	the CEO.

     18.2 Director Orientation and Continuing Education

     The Board shall review and, if determined appropriate, approve the recommendations of the Nominating and Corporate Governance Committee concerning:

(a)	a comprehensive orientation program for new Directors; and

(b)	a continuing education program for all Directors.

18.3	Board, Committee and Director Assessments

     The Board shall review and, if determined appropriate, adopt a process recommended by the Nominating and Corporate Governance Committee for assessing the performance and effectiveness of the Board as a whole, the committees of the Board and the contributions of individual Directors on an annual basis.

     18.4 Annual Assessment of the Board

     Each year, the Board shall assess its performance and effectiveness in accordance with the process established by the Nominating and Corporate Governance Committee.